FUTURE NOW

PERSUADING YOUR VISITORS TO TAKE *ACTION*

October 5, 2007 ("Effective Date")

Project Agreement

[RSP/ESP PROGRAM ELIGIBLE]

For

American Scientific Resources, Inc.

New York

Contact: Chris Tirota, CEO
Phone: (305) 666-6511
docbip@kidzmed.com

&

Future Now, Inc.
http://www.futurenowinc.com
2401 E. 23rd St.
Brooklyn, NY 11235

Contact: Howard Kaplan, SVP
howiek@futurenowinc.com
Telephone: 877-643-7244
Fax: (801)761-6893

Table of Contents

Services Agreement 3

Appendix A: Project Scope and Terms...6
Appendix B: Revenue/Equity Sharing Program Scope & Terms.....................8
Appendix C: Limited Use and Non-Disclosure Agreement...........................16
Appendix D: Accountmetricing Architecture™ Templates...........................19

AGREEMENT FOR SERVICES

This agreement (the "Agreement") made this 5th day of October, 2007 (the "Effective Date") by and between American Scientific Resources Inc. ("Client") with offices at 83 South Putt Corners Rd, New Paltz, NY 12561 and Future Now, Inc. a Delaware corporation ("Consultant"), with offices at 2401 East 23rd Street, Brooklyn, NY 11235.

WHEREAS, Client is engaged in the business of retail diamond sales; and

WHEREAS, Consultant is engaged in the business of providing consulting services in the area of marketing, promotion and website design; and

WHEREAS, Client and Consultant desire to enter into an agreement pursuant to which Consultant will provide certain services to Client;

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Client and Consultant hereby agree as follows:

1. SUBJECT. Consultant will perform the services ("the Services") for Client described in Appendix A. Any written materials developed or edited by Consultant under this Agreement shall be referred to herein as "the Work". It is agreed that "Work" shall not include any preexisting software or other materials supplied by Consultant, provided that Client shall have a nonexclusive, royalty free worldwide right and license to use such software and other materials to the extent necessary to obtain the benefits expected from the consulting engagement described herein.

2. REVIEW AND APPROVAL BY PROJECT MANAGER. Client shall appoint a representative to serve as Project Manager as set forth on Appendix A. The Project Manager will review the Work, and Services and the Work shall be subject to acceptance as to form and content by the Project Manager, and approval shall be documented within MAPsuite™ software module. Consultant shall provide all services performed under this Agreement using qualified personnel and in accordance with applicable professional standards.

3. SCHEDULE. Consultant agrees to perform the Services and deliver the Work on or before the expiration of the Term set forth on Appendix A, unless otherwise agreed by the Project Manager.

4. PAYMENT. Client will pay to Consultant payments in as detailed in Appendix A, due no later than fifteen (15) days after the invoice is issued, as full consideration for the Services and the Work. Any undisputed and unreasonably late payments will accrue an interest rate equivalent to the U.S. Prime Rate plus 10%, or the maximum amount permitted by law.

5. RIGHTS GRANTED. The parties acknowledge and agree that the Services are being performed and the Work is being created at the express request of Client, and that the Work has been specially commissioned and shall be deemed for all purposes as a work made for hire under the United States or other applicable copyright laws. Client will have the right to use the whole Work, or any parts thereof, or none of the Work, as it sees fit. Client may alter the Work, add to it, or combine it with any other work or works, in its sole discretion. All rights in the Work and all material submitted by Consultant to Client as part of the Work or part of the process of creating the Work will be the property of the Client whether or not the Client uses such material. No rights are reserved to Consultant.

6. ASSIGNMENT OF COPYRIGHT. Consultant hereby assigns and agrees to assign Client all of Consultant's right, title and interest in and to the Work and the copyright and all patent rights therein, to the extent that Consultant has any. Consultant agrees that it will not assert, in any administrative or legal proceeding, that the Work is not a work made for hire or that the copyright or any such patent rights in the Work or Consultant that Client's ownership of such copyright or patent rights is invalid.

7. WARRANTY AND INDEMNIFICATION. The Consultant represents and warrants that, when delivered, the Work will be the original work of Consultant or in the public domain (and when in the public domain it will be identified as such by the consultant); that the Work will be delivered free and clear of any and all liens, claims or encumbrances of any kind; that such Work will not infringe the copyright, trade secret or proprietary right of any third party; and that Consultant has the full right to enter into and perform his obligation under this Agreement. Consultant also warrants that all personnel provided by Consultant to conduct any programs pursuant to this Agreement shall be qualified personnel. Consultant shall indemnify, defend and hold Client and its officers, directors, employees and agents, harmless from and against all damages, claims and liabilities arising out (i) any breach or alleged breach of the warranties made above, or (ii) all acts or omissions of Consultant, its officers, principals (if applicable), employees, agents, representatives and subcontractors.

8. CONFIDENTIALITY. Client and Consultant will execute Confidentiality and Limited Use Agreement enclosed (Appendix B), and the terms of which shall apply to all activities under this agreement.

9. TERMINATION. This Agreement may be terminated (i) by Client without cause and without further obligation to Consultant with 30 days written notice except for Uncovery, Wireframe and Storyboard payments and not until three (3) month Optimization obligation has been met (ii) by Consultant following a material breach of this Agreement by Client, provided the Client has not cured the breach within such notice period.

If either party is in material breach of this Agreement, the other party shall notify the breaching party in writing specifying the nature of the breach. The breaching party shall have fifteen (15) days from receipt of that notice to correct the breach. If the breach is not cured within that time period, the other party may terminate this Agreement by providing the breaching party with written notice of termination

10. NOTICES. Any notice or other communication required or permitted to be made under this Agreement shall be sufficiently made or given on (a) date of personal delivery if delivered in person, (b) the next day after sending if sent by telegram, telex, telecopier (confirmed by next-day courier), mailgram, or any next-day courier service, or (c) the third day after mailing if sent certified or registered mail or air mail, postage prepaid, and addressed to the other party at the address set forth on the first page of this Agreement or to any other address designated by the other party in writing.

American Scientific Resources, Inc
Attn: Christopher Tirotta
PO Box 819, 83 South Putt Corner Rd
New Paltz, NY 12561

Future Now, Inc.
Attn: Howard Kaplan
2401 East 23rd St.
Brooklyn, NY 11235

11. INSURANCE. Consultant acknowledges that Client shall bear no liability for (i) bodily and/or personal injury or death or property damage caused by Consultant, its employees or agents, in the course of performing services hereunder or otherwise, (ii) work related medical expenses or injuries sustained by Consultant, its employees or agents in the performance of services hereunder, (iii) Worker's Compensation claims, or (iv) any professional liability of the Consultant, its employees or agents. This provision shall be mutual.

12. ASSIGNMENT. Neither party may assign this Agreement without the prior written consent of the other party.

13. GOVERNING LAW. The parties hereby affirm their commitment to resolve any dispute hereunder amicably and in good faith. In the event any dispute hereunder cannot be resolved, the parties agree to binding arbitration by an arbitrator practicing under the rules of the American Arbitration Association in New York, NY.

14. MERGER AND AMENDMENT. This Agreement and its executed Appendices constitutes the entire agreement between the parties and shall supersede all previous negotiations, agreements and other communications, whether oral or written, and the terms and conditions provided in any subsequent purchase order or invoice relating to the subject matter of this Agreement. This Agreement shall not be modified in any way except in writing signed by both parties.

15. SEVERABILITY. The invalidity or unenforceability of one or more provisions of this Agreement, shall not affect the validity or enforceability of any of the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

16. RELATIONSHIP OF PARTIES. The parties of this Agreement are independent contractors and neither party is an employee, agent, partner or joint venturer of the other. Neither party shall have the right to bind the other to any agreement with a third party or to incur any obligation or liability on behalf of the other party.

17. SURVIVAL. Consultant's representations, warranties and obligations under Sections 5,6,7,8,9 and 16 shall survive the expiration or termination of this Agreement.

18. INCORPRATION OF APPENDICIES. The undersigned parties hereto agree that the appendices provided as part of this Agreement are specifically incorporated into this agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized agents as of the date first written above.

American Scientific Resources, Inc.	Future Now, Inc.
By: [signature]	By: [signature]
Name: Christopher F. Tirotta	Name: JEFFREY CRENSHAW
Title: CEO 10/5/07	Title: CEO.

APPENDIX A

Project Scope and Terms

Project Scope

The Client recognizes that this proposal is part of an evolving strategy that will be rolled out together with the Consultant's assistance and that both parties shall develop internal tracking mechanisms to monitor the progress of the strategic plan and with regards to the deliverables that make up the plan. The Client and the Consultant will agree in advance as to what tracking system will be used.

Applicable Url(s) to this project are; www.kidzmed.com.

Other Affiliated Urls of Client: www.americanci.com, www.heartsmart.com

Should the Consultant be requested to work on any of the Affiliated Urls or provide any other marketing services for the Client, a separate addendum to this Agreement will be signed.

Goals & Objectives Specific to Client:

- educate (transparently), persuade, and match the unique experience the Kidzmed brand offers online as well as when applicable in other retail channels (ie. retail stores, catalogs, print media and other direct response channels);
- increase the number of qualified visitors to the Kidzmed website and where applicable in other retail channels as noted above;
- improve the current conversion rate of online purchases;
- Increase the actual walk-in traffic to retail customer locations which can be directly attributable to the Client's efforts (both on and off line)

These are preliminary Key Performance Indicators (KPIs) and during a full Uncovery process, we will prioritize and refine these even further, to the micro-metric level so we can accurately measure the success of the project. However, from a project planning standpoint, these represent the goals this plan must achieve. To truly do this, we'd utilize our fullest level of consulting services, marketing optimization (and website redesign) with Persuasion Architecture™.

Project Deliverables and Payment Terms

The total project fee for the consulting services and deliverables is **$150,000** and is divided into the following modules – **[NO CASH PAYMENT IS DUE ON THIS AS CLIENT IS TO PARTICIPATE IN THE CONSULTANTS RSP/ESP PROGRAMS – REFER TO APPENDIX B FOR ALL DETAILS OF THE RSP/ESP PROGRAMS]**

	Standard Pricing	ESP/RSP Program	$ Cost of Programs	Time Frame
Stage 1: Conversion Analysis & Assessment:	**$25,000**	**Included (i)**	$-	30-60 Days
Tools Available: BIVA, Project Plan Master, Vendor Relations & Marketing Grids, Business Condition Testing Personnel Involved: Conversion Analysts				Immediate $ Impact Predicted for Client

Stage 2:	***Persuasive Website Blueprint Redesign:*** Tools Available: Fully PA Software Suite Personnel Involved: Persuasion Architects, Senior Advisors	**$125,000**	**Included (i)**	**$-**	60-120 Days
Stage 3:	***Implementation & Launch of Redesign:*** Future Now Project Manages the Implementation and Launch with assitance of selected support group by Client.	**Estimate** **$50,000**	**Excluded (ii)**		100-150 Days
	Available Support Groups: (a) FN Certified Partners (iii); and/or (b) Inhouse Personnel of Client; and/or (c) Other third party service providers. NOTE: Cost for Direct Lead Generation is not include in the Provided Estimate (ie. PPC)				
Stage 4:	***Continuous Optimization:***				Ongoing Until Turned Over
	- Minimum of Three Months Required	**$15,000**		**$15,000**	
	- Ultimately Turnover to Client's Staff	**?**		**?**	
Other:	Software Licensing Terms	**$20,000**	**$5000/Qtr**	**$20,000**	Ongoing
	Monthly Training, Service and Support Fee	**$24,000**	**$2000/Mon**	**$24,000**	at Election
	Breakage clause (v)	**-**	**$50,000**	**-**	of Client
	Total $ Cost	**$259,000**		**$59,000**	
	PRE-APPROVED MINIMUM FUNDING FROM FNF PARTNER FUND (iv)			**($40,000)**	
	Net $ Cost of Project in First Year	**$259,000**		**$19,000**	

Legend:

(i) No cost to Client other than equity compensation and revenue share participation
(ii) For the implementation stage, client has various options to complete services.
(iii) Should the Client elect to use the services of a Future Now Implementation Partner - partial or complete funding can be provided from FNF Partners Funds
(iv) Proceeds will be borrowed under a separately executed agreement
(v) Should the Client not launch the Website Redesign and engage Future Now for the required minimum three month optimization period, the Client must pay a "breakage" fee.

Note: For a more detailed description of the modules refer to the Consultants website at www.futurenowinc.com.

Intellectual Property ("IP") & Software Licensing Terms

During the term of the Agreement, the Client will have access to the following:

- Password protected access to **ALL** modules of the Company's planning, design and optimization software known as MAPsuite™;
- A COMPLEMENTARY copy of the Company's conversion assessment manual as well as other user guides and other publications and research.

Payment Terms for IP and Software Rights ("Licensing Fee"):

During the term of the Agreement, on a quarterly basis, payable in advance, the Client on will pay the Consultant a fee of **$5,000**.

Payment Terms for maintenance, training & support ("Support Fee"):

During the period that the Client is participating in the RSP and/or ESP programs, a monthly training, service and support fee of **$2,000** per month is required.

NOTE: Work will be scheduled ONLY upon receipt of the initial License and Support Fee payments.

The Consultant has agreed to defer payment of the initial Licensing Fee and the first three monthly Support Fee payments (collectively, the "Initial Fees," totaling $11,000). The Initial Fees will be payable on or before December 31, 2007 ("Due Date"). Thereafter, the Licensing and Support Fees will be paid as required per this Agreement. Should the Client not make the Initial Fee payments in their entirety by the Due Date, the Client will incur an immediate non-payment penalty which requires the Client to pay the Consultant additional consideration for any Initial Fees balance still outstanding in Restricted Stock of the Client under the same terms and provisions as provided for under Appendix B, the equity sharing program. Thereafter, for each thirty (30) day period that any balance remains unpaid on the Initial Fees, the Client will pay the Consultant additional consideration equal to one-half the dollar value still outstanding in Restricted Stock of the Client under the same terms and provisions provided for under Appendix B, the equity sharing program.

All payments to be made by check or wire to:

Mailing Address:	Wire Instructions:	Bank Info:
Future Now, Inc. 2401 East 23rd Street Brooklyn, NY 11235	Acct of: Future Now, Inc. Acct #: 103077502865 ABA#: 021000021	Bank: JP Morgan Chase 2623 East 17th St Brooklyn, NY 11235

APPENDIX B

REVENUE AND EQUITY SHARING PROGRAM

The Client has qualified for the Consultant's revenue and/or equity sharing program (the "Programs"). The Programs are specifically designed for those Clients that may not otherwise be able to pay the standard applicable rates of the Consultant and the Consultant has determined that the Client's online application may significantly be increased through the involvement of the Consultant.

The Terms and Conditions for the Programs are as follows:

REVENUE SHARING PROGRAM ("RSP"): YES

The Client's measurement metrics that will be used from the RSP calculation are the following:

1. Kidzmed Brand – Complete Product Line;

SALES:

- Additional Gross Online Revenues ("AGOR") (or Net Online Revenues if Future Now Partner utilized(*)) over the base year Gross Online Revenues ("Base GOR")
- The annualized Base GOR for the Client is **$15,000** annually and will be considered at $2,000 per quarter for measurement purposes.

SUBSCRIPTIONS:

- Not Applicable

LEADS:

- The Client wishes to drive more customers into store retailer locations. The Consultant and the Client will discuss this objective further and determine if a feasible metric exists from which to measure results.

(*) Should the service of an affiliate Future Now Partner be utilized (as described below), the direct costs of such service will be netted against the Additional GOR prior to the revenue participation percentage being applied. Such amount is referred to as the Net Online Revenues ("NOR").

2. Revenue Participation Payments due the Consultant:

Revenue Participation Payments shall mean payments made, by Client, to the consultant based upon those measurement metric identified in section (1) above under the following guidelines. Payments are due within 30 days following the close of each calendar quarter.

Year One:

Additional Gross Online Revenues	% of Revenue Participation
$0 - $500,000	20%
$500,001 - $1 million	15%
$1,001,001 - $2 million	10%
$2 million plus	5%

Year Two:

Additional Gross Online Revenues	% of Revenue Participation
$0 - $500,000	15%
$500,001 - $1 million	15%
$1,001,001 - $2 million	10%
$2 million plus	5%

Year Three:

Additional Gross Online Revenues	% of Revenue Participation
$0 - $500,000	10%
$500,001 - $1 million	10%
$1,001,001 - $2 million	5%
$2 million plus	5%

Each Subsequent Year:

Additional Gross Online Revenues	% of Revenue Participation
$0 - $500,000	10%
$500,001 - $1 million	5%
$1,001,001 - $2 million	5%
$2 million plus	5%

3. Referral Revenue Participation by Client:

The Consultant shall pay a referral revenue share to the Client for any referrals made to the Consultant by the Client ("Referred Contact") and with whom the Consultant engages under the Revenue Sharing Program. Such payment shall be made by the Consultant, to the Client over a two year period following the engagement of the Referred Contact. The payment will be made within sixty (60) days of any Revenue Participation Payment received by the Consultant from a Referred Client. Such amount will represent 5% of the total Revenue Participation Payments received by the Consultant.

Expanded Applications:

The Client will not be able to utilize any of the Consultants intellectual property for any other products or service lines unless approved by the Consultant and then as negotiated under a separate agreement.

Record Keeping and Audit Rights:

The Client will keep accurate books and records showing all financial transactions and contract information, which is or are the subject of this Agreement or which would otherwise obligate the Client to make payment(s) to the Consultant. The Consultant shall have the right, but not more than twice annually, and at a reasonable time and upon reasonable written notice, to inspect the relevant books and records (wherever located) and create summaries related to any financial transactions that are the subject of this Agreement. All such audits will be performed by an independent, third party, recognized auditor reasonably acceptable to the Client, which auditor has agreed in writing to maintain the strict confidentiality of the books and records audited. Such books and records, and any results of an audit, will be deemed to be the Confidential Information of the Client. If any inspection reveals an error in the calculation of amounts owing to the Consultant, the Client will promptly pay the difference. If any error is

seven percent (7%) or more of the amount owed to the Consultant, the Client will pay the Consultant reasonable out-of-pocket costs with respect to that examination and the next subsequent re-examination.

EQUITY SHARING PROGRAM ("ESP"): YES

The initial equity participation for this project will be paid in the form of restricted common stock "Restricted Shares") of the Client. The Restricted Shares payment shall be paid upon the execution of this Agreement. The number of shares to be issued as payment for the Project shall be calculated using the Market Price defined below.

Total Equity Based Compensation agreed to under this Agreement: $150,000

The Restricted Shares shall be governed by the "Restricted Stock Terms" as outlined herein. Fulfillment of this Agreement by the Consultant is conditional on the receipt of all payments owed in the specified time frame. Failure to pay as agreed may trigger a default as per the included "Default Provisions."

Restricted Stock Terms

The initial shares of Restricted Shares of Common Stock specified as payment and any additional shares agreed upon to be issued are to be issued within ten days from the execution of this Agreement. All the Restricted Shares of Common Stock shall be issued as of the Effective Date and will be valued at par value for the purposes of income declaration.

Restricted Stock Valuation ("Market Price")

For the purposes of this Agreement, the Market Price of the restricted stock shall be calculated as eighty percent (80%) of the arithmetric average of the closing price of the Client's Common Stock for the five (5) trading days immediately preceding the stock invoicing date, as reported daily by the principal national or regional stock exchange on which the Common Stock is listed. The total number of Restricted Shares to be issued to the Consultant for each payment (that is treated as an equity payment) due shall be calculated by dividing the amount dues by the Market Price.

Registration Provisions.

The Restricted Shares issued to the Consultant under this Agreement shall be subject to the following registration provisions:

> [Name of Client] grants to Future Now, Inc. piggyback registration rights with respect to all Restricted Shares mentioned in this Agreement. [Name of Client] shall give prompt written notice to Future Now, Inc. of any intended registration and will automatically include Future Now, Inc's Restricted Shares in such registration unless notified to the contrary by Future Now, Inc. In the event that [Name of Client] does not register the Restricted Shares as required in this Agreement, or if the Restricted Shares are eligible for sale pursuant to Rule 144 and [Name of Client] does not provide all required documents such as counsel opinion letter to remove stock restrictions within one week if written request from Future Now, Inc., [Name of Client] shall pay to Future Now, Inc., as liquidated damages, an amount equal to five percent (5%) of the total value of this Agreement, such payment shall be made no later than the first business day of the following calendar month and [Name of Client] furthermore agrees to accept and represent to [Name of Client]'s transfer agent as valid, an opinion letter from Future Now, Inc's counsel regarding restricted stock status.

The Company must file a registration statement for Restricted Shares no later than 75 days from the date first noted on the cover page of this Agreement and shall have effective a registration statement no later than 120 days from such date. Upon default of this requirement the Company shall pay as penalties to

the investors 5% per month in additional Restricted Shares each 30 day period until the Registration Statement is filed or declared effective, as the case may be.

In the event the SEC raises and issue with respect to Rule 415 and the amount of shares the Company is able to register on the Registration Statement (the "Rule 415 Issue"), the Company shall register as many shares as the SEC will allow. The balance will be registered in a second registration statement as soon as permitted.

Default Provisions

Any default by the Client in the payment of any amount when due under this Agreement, or any failure to timely review and approve the work of the Consultant shall entitle the Consultant to place a hold on all work specified in this Agreement, at its sole option, to terminate the Agreement upon thirty (30) days written notice and declare this Agreement null and void.

Restricted Shares Price and Quantity Adjustment

If at any time during the service period of this Agreement the market value of the stock paid to the Consultant drops to 70% of the Total Equity Based Compensation amount or less for ten (10) consecutive days then all work shall cease. The Client will have the option to make up the difference in cash or additional Restricted Shares to return the value paid to the Consultant to the agreed upon Total Equity Based Compensation level within 30 days. If the Client chooses not to exercise this option then the default provisions of this Agreement shall be in force. For the purposes of any calculations required by this paragraph, the Market Price as defined above in Restricted Stock Terms shall be used. Should the Company enter into any financing transaction during the period this Agreement is active for the sale of Common Stock or other securities convertible into or exercisable for Common Stock, specifically, including, but not limited to, (i) ESOPs, consultant stock option plans, and transactions with strategic partners of the Company involving the issuance of Common Stock or securities convertible into Common Stock or upon the exercise of warrants related to the foregoing, however, specifically excluding (ii) issuance of stock options or warrants to employees, officers or directors, with a Market Price that is lower than the initial Market Price ("New Transaction Price") of the Restricted Shares, the Company will grant the Consultant Additional Restricted Shares at the New Transaction Price that represent the difference in dollar value of the initial equity compensation dollar amount and the New Transaction Price of the initial equity compensation dollar amount. (If no such purchase price, conversion price or exercise price is specified, such price shall be deemed to be $.01)

Breakage Clause:

Should the Client fail to properly implement the recommendations of the Consultant, the Consultant will have the immediate right to a breakage clause (the "Breakage Clause"). The Breakage Clause provides for the coverage of all costs related to the Consultant services provided during the term to the Agreement plus a profit. The Breakage Clause for this Agreement is **$50,000.**

FUTURE NOW IMPLEMENTATION and INTERIM FINANCE PARTNERS:

The Consultant may recommend that the Client utilize services outside the scope of this Agreement including Future Now Implementation Partners ("FN Partners") and/or Future Now Interim Finance Partners ("FNF Partners") as described below:

Future Now Implementation Partners – provide services directly related to the implementation of the architectural "blue prints" provided by the Consultant. FN Partners may be a combination of "certified" on-staff employees of the Consultant as well as outside affiliated independent contractors. These services may include:

- Design;
- Copywriting;
- Programming;
- Usability studies;
- Search Engine Optimization;
- Content Management;
- Fulfillment Services;
- E-Mail Marketing;
- Mobile Commerce;
- Payment Processing;
- Affiliated Marketing Management;
- Web Hosting;
- Web Analytics;
- Executive and Support Temporary and Permanent Placement Services
- Virtual Accounting and Finance Services.

Future Now Interim Finance Partners – provides investment banking, financial consulting and direct funding to Clients through an affiliated family of funds. The Funding aspects of this service includes a direct "Emphasis on Marketing Accountability"

Target Company characteristics for the Funding Program Include;

- $200k - $10 million in Revenues (on and/or offline);
- Positive cash flow;
- Proven management team;
- Proven marketing plan and/or strategy;
- Product/market validation;
- Prospects for high-sustainable profit margins; and
- Multi-Channel revenue opportunities

The typical types of transactions and financing structures for the Funding Program include;

- Growth financings;
- Management led buyouts;
- Recapitalizations;
- Bridge debt and/or equity fundings;
- Subordinated convertible notes with warrants; and
- Preferred and restricted common stock;

Should the Client decide to use services of an FN Partners, such services will be engaged under a separately executed agreement(s). The Client must provide to the Consultant the final executed agreement so that such costs can be monitored and, as provided for, used to determine the Net Revenues generated for percentage sharing as defined above.

This Appendix is acknowledge and specifically incorporated into the project Agreement by:

American Scientific Resources, Inc.

By: [signature]

Name: Christopher F. Tirotta

Title: CEO 10/4/07

APPENDIX C

CONFIDENTIALITY AND LIMITED-USE AGREEMENT

This **Confidentiality and Limited-Use Agreement**, (the "**Agreement**") is made effective this __th day of _____, 2007 and is between **FUTURE NOW, INC.** (hereinafter "**FNI**") and **American Scientific Resources, Inc.** (hereinafter "**OtherParty**").

The parties wish to engage in discussions and information transfer potentially leading to a business arrangement between them relating to:

Providing due diligence to evaluate and market the Minerva Architectural Process™ ("MAP™"). These discussions will reveal to OtherParty details about the MAP that are part of our proprietary patent pending process and therefore not in the public domain. (the "**Discussions**"); and

In the course of the Discussions the parties may exchange confidential and proprietary information, and, therefore, wish to have an agreement governing the Discussions and the treatment of such information;

Therefore the parties agree as follows:

1. **Confidential Information.** Confidential Information is:

a. all information disclosed by one party (the "**Provider**") to the other party (the "**Recipient**") in the course of the Discussions, regardless of the form embodied (*e.g.*, written, oral, pictorial, software, observations made during the Discussions, , etc.), which, in the case of documents is marked as "Confidential", and which, in the case of oral or observable information, is notified as confidential to the receiving party within 30 days of the disclosure] ;

b. all recordings, analyses, summaries and compilations of the Confidential Information which are prepared by the Recipient; and

c. the existence and particulars of the Discussion; *provided, however*, that the following shall not be considered Confidential Information:

d. Information which is now in the public domain and generally known to or readily ascertainable in substantially the same usable form by persons practicing in the relevant field or technology;

e. Information which, through no fault of Recipient, comes into the public domain and is generally known to or readily ascertainable in substantially the same usable form by persons practicing in the relevant field or technology, and

f. Information which was or is independently developed by Recipient, or which is in Recipient's possession prior to the time of disclosure hereunder (both as evidenced by documents develop reasonably contemporaneously with the receipt of the information), or which is or becomes known to Recipient from a third party in rightful possession of such information and having the legal right to make such a disclosure and no license, agreement or obligations regarding confidentiality to Provider.

A Provider may mark particular documents with a legend such as "Confidential" or may remind the Recipient in writing of the confidentiality of information disclosed orally. However, failure to so designate information does not adversely affect the status as Confidential Information of unmarked information.

2. **Confidentiality and Non-Use Obligations.**

Each party as a Recipient agrees that:

a. it will treat the Provider's Confidential Information with the highest degree of confidentiality and secrecy, including limiting document reproduction and limiting access to the Provider's Confidential Information to those employees, advisors or consultants with a "need-to-know";
b. it will not disclose any of Provider's Confidential Information to any third party, except those advisors or consultants with a "need-to-know"; and
c. it will not use Provider's Confidential Information for any reason or purpose other than in connection with the purpose of the Discussion for an analysis and negotiation of a potential business transaction with the Provider.

The Provider retains all rights in the Confidential Information. Nothing in this Agreement or in Provider's conduct shall be construed as granting to Recipient, by implication, estoppel or otherwise, any rights, title or interest in, or any license to, the Confidential Information of the Provider, other than as specifically authorized in this Agreement.

3. **Obligations Binding on Agents and Employees.** Each party specifically agrees and warrants:

a. that the obligations and commitments on it as a Recipient shall be binding upon each of its employees, advisors or consultants who receive or have access to the Confidential Information of the Provider;
b. the Recipient shall do all things necessary in order to so bind each such employee, advisor or consultant in writing, including acknowledging receipt of a copy of this Agreement and undertaking in writing to be bound; and
c. the Recipient shall take all action, legal or otherwise, to the extent necessary to cause those individuals to comply with the terms and conditions of this Agreement and thereby prevent disclosure or improper use of the Confidential Information.

4. **Return or Destruction.** Upon the written request of the Provider, the Recipient shall promptly:

a. return all the documents (or other tangible embodiments) (including all copies) containing any Confidential Information of the Provider; and
b. destroy all embodiments of Confidential Information prepared or generated by the Recipient which include or refer to any part of the Confidential Information.

The completeness of the return and destruction shall be confirmed by an officer of the Recipient in writing to the Provider, which shall include a list of the destroyed materials.

5. **Term.** The obligations imposed upon the Recipient for any item of Confidential Information shall last as long as the earlier of (10) ten years from the date of destruction or return of the Confidential Information pursuant to paragraph 4, above, or (ii) the Confidential Information falls within the categories listed in 1 above.

6. **Legal Proceedings**. If the Recipient is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil or criminal investigative demand, or similar process) or is required by a regulatory body to make any disclosure that is prohibited or otherwise constrained by this Agreement, the Recipient will provide the Provider with prompt notice of such request so that it may seek an appropriate protective order or other appropriate remedy. Subject to the foregoing, the Recipient may furnish that portion (and only that portion) of the Confidential Information that, in the written opinion of its counsel reasonably acceptable to the Provider, the Recipient is legally compelled or is otherwise required to disclose or else stand liable for contempt or suffer other material censure or material penalty; *provided, however*, that the Recipient must use reasonable efforts to obtain reliable assurance from the requester that confidential treatment will be accorded any Confidential Information so disclosed.

7. **No Agreement or Obligation as to Business Transaction.** The parties specifically agree:

a. No agreement regarding a business transaction which is the subject of the Discussions shall be final and/or legally binding until such agreement is embodied in a final, written document, executed by both parties;

b. Neither party is or shall become under any obligation to enter into a binding business transaction or agreement or to continue the Discussions; and

c. Either party may, in its sole discretion, end the Discussions at any time.

8. **Non - Interference with Company's Business Relations.** Absent a Party's prior written consent, unless and until a business transaction is consummated, if ever, the other Party may not contact or otherwise engage in any discussions or other contacts or communications with any person or entity, which contacts or communications are intended to or could result in a person or entity which has had contractual or business relations with the first Party ceasing or refusing to do further business with that Party.

9. **No Representations or Warranties.** Each party has the right, in its sole discretion, to determine what information to make available to the other in the course of the Discussions, and neither party makes any representations or warranties (express or implied) regarding the completeness or accuracy of the Confidential Information during the Discussions (it being contemplated that representations or warranties may become a part of a final, binding agreement).

10. **Remedies.** The Recipient agrees to indemnify and hold the Provider harmless from any damages, loss, cost, or liability (including legal fees and the cost of enforcing this indemnity) arising out of or resulting from any unauthorized use or disclosure by the Recipient of the Confidential Information or other violation of this Agreement. In addition, because an award of money damages would be inadequate for any breach of this Agreement by the Recipient and any such breach would cause the Provider irreparable harm, the Recipient also agrees that, in the event of any breach or threatened breach of this Agreement, the Provider will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach Agreement but will be in addition to all other remedies available at law or equity to the Provider.

11. **No Waiver.** No failure or delay by any party in exercising any right provided by this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such a right preclude any other or further exercise of such right.

12. **Entire Agreement; Modifications.** This Agreement constitutes the entire agreement of the parties with respect to the Discussion and obligations regarding Confidential Information and shall be amended or modified only by an agreement in writing signed by both parties that states that it is an amendment or modification to this Agreement.

13. **Governing Law.** This Agreement shall be governed by the internal law of the State of New York.

American Scientific Resources, Inc.

By: [signature]

Name: Christopher F. Tirotta

Title: CEO 10/5/07

APPENDIX D

ACCOUNTMETRICING ARCHITECTURE™ TEMPLATES

AMA -1 – Business Impact Value Assessment ("BIVA")	INPUT FIELDS
Conversion Impact	
Total Online Revenues Annually	$45,000,000.00
Current Conversion Rate	2.50%
Total Number of Product Page Views Annually	240000000
Total Users Expected to Read Reviews	0.25
Conversion Lift for Customers that read Reviews	25.00%
Total Resulting Conversion for Group Reading Reviews	3.13%
Dollar Value of Increased Conversion	$2,812,500.00
Average Order Value Impact	
Current AOV	7.5
Total Number of Product Page Views Annually	240000000
Conversion Rate	2.50%
Total Users Expected to Read Reviews	0.25
% of Audience Reading Reviews that Purchases Additional Item	0.35
Typical Additional Units from Customers Reading Reviews	2
Typical $ Amount Increase from Customers Reading Reviews	5
Total Impact on AOV	$2,625,000.00
% Impact on Revenues	5.83%
Impact on Search	
Current Marketing Budget for SEO (1% of Revenues)	450000
Estimated Current New Customers Resulting from Search Marketing Today (15% of total sessions)	36000000
Per Customer SE Acquisition Cost	$80.00
Number of Visits Resulting from CRR Improved Search Engine Positioning (5%) Increase	1800000
Average Purchase for New Customers (1st Time Purchase, AOV)	7.5
Additional Revenue Impact from Newly Acquired Customers	$759,375.00
Savings for New Customer Acquisition	$405,000.00
Repeat Customer Visits (Customer Loyalty)	
Current Percentage of Customers With Repeat Purchases	30.00%
Probability of Increasing Repeat Customers through Community Functionality	5.00%
Total Number of Increased Repeat Customer Sessions Post CRR	202500
Average Impact on Repeat Site Purchases (Retention and Loyalty)	$1,518,750.00
Decreased Returns	
Current Return Rate per Item Purchased	0.15
Current Cost per Return (20% of AOV)	$1.50
% of Decreased Returns by Leveraging CRR	0.2
Total Dollar Value of Decreased Returns	$270,000.00

Effectiveness of Advertising

Current Cost for Single Ad Placement	12000
Number of Viewers for Advertisement	100000
Current Conversion Rate from Ads	0.01
Expected Conversion Lift for Single Ad through CRR	0.5
Number of Ads Placed	25
Total Impact on Advertising Effectiveness	$93,750.00

Assumptions for the Model - BIVA

Online Retailer Profile

Gross Online Revenues Annually	$45,000,000.00
Current Conversion Rate	2.50%
Current AOV	$7.50
Total Product Page Views Annually	240000000
Total Percentage of Users Reading/Writing Reviews	25.00%

Pricing

Implementation Fees	$5,000.00
Monthly Fees	$8,000.00
Additional Fees	0

Total BIVA on KPI

Dollar Value of Increased Conversion	$2,812,500.00
Total Annual Impact on Average Order Value (AOV)	$2,625,000.00
Additional Revenue Impact from New Acquired Customers	$405,000.00
Average Impact on Repeat Site Purchases (Retention and Loyalty)	$1,518,750.00
Decreased Returns	$270,000.00
Total Impact on Advertising Effectiveness	$93,750.00
Total Impact of CRR	$7,725,000.00

AMA - 2 - Vendor Relationship Grid

	Company:	
	Industry Description:	
	Industry SIC Code:	
		Industry
Grp	Activity	Opinion/Use
V-1	Web Site Design	
v-2	E-commerce Systems	
v-3	Web Hosting	

v-4	Site Search Solutions	
v-5	Content Management	
v-6	Order Management	
v-7	Payment Processing	
v-8	Fulfillment Services	
v-9	Affiliate Marketing Management	
v-10	Search Engine Management	
v-11	E-Mail Marketing	
v-12	Web Analytics	
v-13	Site Performance Monitoring	
v-14	Supply Chain Solutions	
v-15	Research/Consultants	
v-16	Customer Service	
v-17	Data Systems	
v-18	Mobile Commerce	
v-19	Shopping Portals/Comparion Sites	
v-20	Delivery Services	

AMA – 3 - Marketing Technology Grid

	Company:			
	Industry Description:			
	Industry SIC Code:			
			|-----Mkt/Industry-----|	
			2006	2007 & On
Grp	Technology Title	Technology Used/Description	Actual	Plans
	Web Interaction Optimization		9	1
	Contact Optimization		11	2
	Marketing Resource Management		10	3
	Inbound Interaction Management		8	4
	Digital Asset Management		12	5
	Operational CRM		7	6
	Web Analytics		4	7
	Campaign Management		6	8
	Data Mining & Predictive Analytics		3	9
	Business Intelligence		5	10
	Customer Data Mart		2	11
	Email Delivery		1	12

AMA – 4 - Six Sigma Business Condition Testing Grid

	Company:		
	Industry Description:		
	Industry SIC Code:		

SS Grp #	Activity Grouping	Range	Industry Average
	Industry Description:		
	Industry SIC Code:		
1	Capitalization	Poor - Well	
2	"On Line" Customer Conversion Rates	0% - 100%	
3	Cost of New Customer Acquisition	Varies by Industry	
4	Customer Retention Rates	0% - 100%	
5	Financial Management Reporting	Poor - Well	
6	Legal Planning & Corporate Structuring	Poor - Well	

AMA- 5.0 – Project Master - AccountMETRICing Grid

Area of Discipline	Measurement Metric	Applicable to Client	Pre-Project Measurement	Post-Project Optimization Measurement
Margins and Profits	Margins			
Margins and Profits	Selling Prices and Channel Margins			
Margins and Profits	Average Price per Unit and Price per Statictical Unit			
Margins and Profits	Variable Costs and Fixed Costs			
Margins and Profits	Marketing Spending - Total, Fixed and Variable			
Margins and Profits	Break-Even Analysis and Consideration Analysis			
Margins and Profits	Target Volume			
Product and Portfolio Mngmt	Trial, Repeat, Pentration and Volume Projections			
Product and Portfolio Mngmt	Growth: Percentage and CAGR			
Product and Portfolio Mngmt	Cannibalization Rate and FairShare Draw Rate			
Product and Portfolio Mngmt	Brand Equity Metrics			
Product and Portfolio Mngmt	Conjoint Utilities and Consumer Preference			
Product and Portfolio Mngmt	Segmentation and Conjoint Utilities			
Product and Portfolio Mngmt	Conjoint Utilities and Volume Projection			
Customer Profitability	Customer, Recency and Retention			
Customer Profitability	Customer Profit			
Customer Profitability	Customer Lifetime Value			

AMA- 5.0 – Project Master - AccountMETRICing Grid

Area of Discipline	Measurement Metric	Applicable to Client	Pre-Project Measurement	Post-Project Optimization Measurement
Customer Profitability	Prospect Vale versus Customer Value			
Customer Profitability	Acquisition Versus Retention Spending			
Sales Force and Channel Mgmt	Sales Force Coverage			
Sales Force and Channel Mgmt	Sales Force Goals			
Sales Force and Channel Mgmt	Sales Force Results			
Sales Force and Channel Mgmt	Sales Force Compensation			
Sales Force and Channel Mgmt	Pipeline Analysis			
Sales Force and Channel Mgmt	Numeric Distribution, ACV Distribution and PCV Distribution			
Sales Force and Channel Mgmt	Facings and Share of Shelf			
Sales Force and Channel Mgmt	Out-of-Stock and Service Levels			
Sales Force and Channel Mgmt	Inventory Turns			
Sales Force and Channel Mgmt	Markdowns			
Sales Force and Channel Mgmt	Gross Margin Return on Inventory Investment (GMROII)			
Sales Force and Channel Mgmt	Direct Product Profitability			
Pricing Strategy	Price Premium			
Pricing Strategy	Reservation Price			
Pricing Strategy	Percent Good Value			
Pricing Strategy	Price Elasticity of Demand			
Pricing Strategy	Optimal Prices, Linear and Constant Demand			
Pricing Strategy	"own' "cross" and "residual" Price Elasticity			
Promotion	Baseline Sales, Incremental Sales and Promotional Lift			
Promotion	Redemption Rates for Coupons/Rebates			
Promotion	Percent Sales on Deal, Percent Time on Deal and Average Deal Depth			
Promotion	Pass-Through and Price			

AMA- 5.0 – Project Master - AccountMETRICing Grid

Area of Discipline	Measurement Metric	Applicable to Client	Pre-Project Measurement	Post-Project Optimization Measurement
	waterfall			
Ad Media and Web Metrics	Advertising: impressions, Gross Rating Points and Opportunities-to-See			
Ad Media and Web Metrics	Cost per Thousand Impressions (CPM) rates			
Ad Media and Web Metrics	Reach/Net reach and Frequency			
Ad Media and Web Metrics	Frequency Response Functions			
Ad Media and Web Metrics	Effective Reach and Effective Frequency			
Ad Media and Web Metrics	Share of Voice			
Ad Media and Web Metrics	Impressions, Pageviews and Hits			
Ad Media and Web Metrics	Clickthrough Rates			
Ad Media and Web Metrics	Cost per Impression, Cost per Click, and Cost of Acquisitions			
Ad Media and Web Metrics	Visits, Vistors and Abandonment			
Marketing and Finance	Net Profit and Return on Sales (ROS)			
Marketing and Finance	Return on Investment (ROI)			
Marketing and Finance	Economic Profit (EVA)			
Marketing and Finance	Project Metrics: Payback, NPV, IRR			
Marketing and Finance	Return on Marketing Investment			
Marketing Planning & Cust	Revenue			
Marketing Planning & Cust	Gross Profit			
Marketing Planning & Cust	Value to Volume Ratio			
Marketing Planning & Cust	Net Profit			
Marketing Planning & Cust	Earnings-Based Value			
Marketing Planning & Cust	Return on Sales			
Marketing Planning & Cust	Return on Assets			
Marketing Planning & Cust	Return on Equity			
Marketing Planning & Cust	Marketing Cost per Unit			
Marketing Planning & Cust	Program/Non-Program Ratio			
Marketing Planning & Cust	Program/Payroll Ratio			
Marketing Planning & Cust	Net Sales Contribution			
Marketing Planning & Cust	Time-Driven Activity Based Costing			
Marketing Planning & Cust	Causal Forecast			
Marketing Planning & Cust	Time Series Analysis			
Marketing Planning & Cust	Market Growth			

AMA- 5.0 – Project Master - AccountMETRICing Grid

Area of Discipline	Measurement Metric	Applicable to Client	Pre-Project Measurement	Post-Project Optimization Measurement
Marketing Planning & Cust	Market Share			
Marketing Planning & Cust	Market Demand			
Marketing Planning & Cust	Market Penetration			
Marketing Planning & Cust	Segment Profitability			
Marketing Planning & Cust	Customer Profitability			
Marketing Planning & Cust	Share of Customer			
Marketing Planning & Cust	Customer Acquisition Costs			
Marketing Planning & Cust	Cost per Lead			
Marketing Planning & Cust	Break-Even Analysis			
Marketing Planning & Cust	Customer Equity and Customer Lifetime Value			
Marketing Planning & Cust	Consumer Franchise			
Marketing Planning & Cust	Retention Rate			
Marketing Planning & Cust	Churn Rate			
Marketing Planning & Cust	New Customer Gains			
Marketing Planning & Cust	Customer Loses			
Marketing Planning & Cust	Return on Customer			
Share of Hearts, Minds & Mkts	Market Share			
Share of Hearts, Minds & Mkts	Unit Share			
Share of Hearts, Minds & Mkts	Relative Market Share			
Share of Hearts, Minds & Mkts	Brand Development Index			
Share of Hearts, Minds & Mkts	Category Development Index			
Share of Hearts, Minds & Mkts	Pentration			
Share of Hearts, Minds & Mkts	Share of Requirements			
Share of Hearts, Minds & Mkts	Heavy Usage Index			
Share of Hearts, Minds & Mkts	Awareness, Attitude & Usage (AAU)			
Share of Hearts, Minds & Mkts	Customer Satisfaction			
Share of Hearts, Minds & Mkts	Willingness to Recommend			
Share of Hearts, Minds & Mkts	Willingness to Search			